REED, SMITH, SHAW & MCCLAY

                                May 12, 1997


VIA EDGAR


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re: Crown American Realty Trust -- Registration Statement on Form S-3 relating to Common Shares, Common Share
              Warrants, Preferred Shares and Debt Securities with a public offering price of up to $300,000,000 in the aggregate

Gentlemen and Ladies:

      On behalf of Crown American Realty Trust (the "Company"), transmitted to you herewith for filing under the Securities Act of 1933, as amended, is a Registration Statement on Form S-3 (the "Registration Statement") of the Company relating to the registration of Common Shares, Common Share Warrants, Preferred Shares and Debt Securities. The registration fee of $90,909 has been paid by wire transfer from the Company.

      It is respectfully requested that the Staff inform the undersigned of its decision whether to review the Registration Statement as promptly as practicable after such decision is made. Comments, if any, of the Staff on the Registration Statement, if oral, should be telephoned to the undersigned (412-288-3214) or, in his absence, to Dara Mancini (412-288-3226) of this firm and, if written, should be sent to the persons listed below.

      Copies of all written communications with respect to the Registration Statement should be sent to the following:

          John M. Kriak
          Executive Vice President and Chief Financial Officer
          Crown American Realty Trust
          Pasquerilla Plaza
          Johnstown, PA  15901

          David L. DeNinno, Esq.
          Reed Smith Shaw & McClay
          435 Sixth Avenue
          Pittsburgh, PA  15219

                                Very truly yours,

                                REED SMITH SHAW & McCLAY

                                    /s/ David L. DeNinno
                                By
                                    David L. DeNinno

DLD/DLM:cas
Attachment

cc:       Terry L. Stevens (w/o Attach)
          Ronald Rusinak, Esq. (w/o Attach)
          Carl Berquist (Arthur Andersen LLP) (w/o Attach)
          David Doyle (Friedman Billings Ramsey) (w/o Attach)
          Dara L. Mancini, Esq. (w/o Attach)


      As filed with the Securities and Exchange Commission on May 12, 1997
                              Registration No.: 33-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM S-3

                             Registration Statement

                                      Under

                           The Securities Act of 1933



                           CROWN AMERICAN REALTY TRUST

             (Exact name of registrant as specified in its charter)



      Maryland                                   25-1713733

(State or other jurisdiction of                (I.R.S. Employer

incorporation or organization)               Identification No.)



                                Pasquerilla Plaza

                               Johnstown, PA 15901

                                 (814) 536-4441

                          (Address, including zip code,

                  and telephone number, including area code, of

                    registrant's principal executive offices)



                                  John M. Kriak

              Executive Vice President and Chief Financial Officer

                                Pasquerilla Plaza

                               Johnstown, PA 15901

                                 (814) 536-4441

           (Name, address, including zip code, and telephone number ,

              including area code of agent for service of process)



                                   Copies to:

                             David L. DeNinno, Esq.

                            Reed Smith Shaw & McClay

                                435 Sixth Avenue

                              Pittsburgh, PA 15219

                                 (412) 288-3214



     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.



          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.





                         CALCULATION OF REGISTRATION FEE



  Title of                  Proposed     Proposed       Amount of
Each Class of  Amount to     maximum      maximum      Registration
Securities to     be        offering      aggrigate      Fee (3)
be registered registered    per unit   offering price
     (1)          (2)       (2) (3)        (3)


Common Shares
(4)

Common Share
Warrants

Preferred                      (7)          (7)         $90,909 (8)
Shares (5)

Debt
Securities
(6)




(1)Securities registered hereunder may be sold separately, together or as units with other Securities registered hereunder.

(2)In  U.S. Dollars or the equivalent thereof denominated in one or more foreign
   currencies  or  units  of  two  or  more  foreign  currencies  or   composite
   currencies (such as European Currency Units).

(3)Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for Common Shares or Preferred
   Shares that are issued upon conversion of Debt Securities or Preferred Shares registered hereunder, as the case may be. The aggregate maximum public offering price of all Offered Securities issued pursuant to this Registration Statement will not exceed $300,000,000.

(4)Such indeterminate number of shares of Common Shares as may from time to time be issued at indeterminate prices or issuable upon conversion of Debt Securities or Preferred Shares registered hereunder, as the case may be.
   Shares of Common Shares may be issued from time to time in one or more classes or series.

(5)Such indeterminate number of shares of Preferred Shares as may from time to time be issued at indeterminate prices or issuable upon conversion of Debt Securities or other class or series of Preferred Shares registered hereunder. Shares of Preferred Shares may be issued from time to time in one or more classes or series.

(6)Such indeterminate amount of Debt Securities as may from time to time be issued at indeterminate prices or issuable upon conversion of other Debt Securities or Preferred Shares registered hereunder.

(7)Omitted  pursuant  to  General  Instruction  II.D  of  Form  S-3  under   the
   Securities Act of 1933, as amended.

(8)Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
   Registration  Statement shall thereafter become effective in accordance  with
   Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                    PRELIMINARY PROSPECTUS DATED MAY 12, 1997

                              SUBJECT TO COMPLETION

                                  $300,000,000

                           CROWN AMERICAN REALTY TRUST



Common Shares, Common Share Warrants, Preferred Shares and Debt Securities



           Crown American Realty Trust ("Crown") may from time to time offer in one or more series (i) common shares of beneficial interest, par value $.01 per share (the "Common Shares"), (ii) Common share warrants (the "Common Share Warrants"), (iii) preferred shares of beneficial interest, par value $.01 per share (the "Preferred Shares"), or (iv) debt securities (the "Debt Securities"), with an aggregate public offering price of up to $300,000,000 in amounts, at prices and on terms to be determined at the time of any such offering. Crown may offer the Common Shares, Common Share Warrants, Preferred Shares and Debt Securities (collectively, the "Securities") from time to time, separately or together, in separate series, in amounts, at prices and on terms to be set forth in supplements to this Prospectus (each a "Prospectus Supplement").



           The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Shares, the specific number of shares and issuance price per share; (ii) in the case of Common Share Warrants, the duration, offering price, exercise price and detachability; (iii) in the case of Preferred Shares, the specific number of shares, designation, any dividend, liquidation, redemption, conversion, voting and other rights, and issuance price per share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of Crown or repayment at the option of the holder, terms for any sinking fund payments, terms for conversion into Common Shares, Preferred Shares or Debt Securities of another series, and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of Crown as a real estate investment trust for federal income tax purposes.



           The applicable Prospectus Supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.



          The Securities may be offered directly, through agents designated from time to time by Crown, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between  or  among  them,  will be set forth, or will  be  calculable  from  the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.







  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.





           This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement. Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in an accompanying Prospectus Supplement.





                   THE DATE OF THIS PROSPECTUS IS MAY 12, 1997





                              AVAILABLE INFORMATION



           Crown is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Crown can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website at http://www.sec.gov containing reports, prospectuses and information statements and other information regarding registrants, including Crown, that file electronically. Similar materials and other information concerning Crown also are available for inspection at The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.



         Crown has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. The Prospectus and any accompanying Prospectus Supplement do not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Crown and the Securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission. The Registration Statement also may be retrieved from the Commission's website.



           This Prospectus, including the documents incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Also, documents subsequently filed by Crown with the Securities and Exchange Commission and incorporated herein by reference will contain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of any risk factors set forth in the Prospectus Supplement and the matters set forth or incorporated in this Prospectus generally. Crown cautions the reader, however, that any such list of factors may not be exhaustive, particularly with respect to the future filings. Prospective investors should carefully consider, among other factors, any risk factors described in the Prospectus Supplement and the matters described below before purchasing Shares.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



          The following documents which have previously been filed by Crown with the Commission are incorporated herein by reference:



     (1)Crown's Annual Report on Form 10-K for the year ended December 31,
        1996;



     (2)Crown's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;



     (3)Crown's Proxy Statement with respect to its Annual Meeting of Shareholders held on April 30, 1997.



           All documents filed by Crown pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



          Crown will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Crown, Attention: Sharon Callihan, Investor Relations, Crown American Realty Trust, Pasquerilla Plaza, Johnstown, Pennsylvania 15901; telephone number 1-800-860-2011.



                                      CROWN



           Crown American Realty Trust ("Crown") was formed on May 14, 1993 as a Maryland real estate investment trust to acquire and operate substantially all of the enclosed shopping mall properties and two office buildings (the "Properties") owned by Crown American Associates ("Crown Associates"), formerly Crown American Corporation. Crown Associates is a wholly-owned subsidiary of Crown Holding Company ("Crown Holding"), which is owned by Frank J. Pasquerilla and members of his immediate family. Crown Associates, which was founded in 1950, was engaged principally in the development, acquisition, ownership and management of enclosed shopping malls and, to a lesser extent, strip shopping centers, hotels and office buildings. Crown raised approximately $405 million in equity through an initial public offering of approximately 25.5 million shares, which occurred on August 17, 1993, and used the proceeds to purchase an initial 78% (currently 74.6%) general partnership interest in Crown American Properties, L.P. (the "Operating Partnership"), a partnership which was formed just prior to consummation of the offering to own and operate the Properties. The proceeds were used by the Operating Partnership to retire debt related to the Properties.

           Simultaneously with the public offering, Crown Associates and an affiliate transferred the Properties and the management operations into either Crown, the Operating Partnership, or Crown American Financing Partnership (the "Financing Partnership"), a partnership which is 99.5% owned by the Operating Partnership and 0.5% owned by Crown.

           The limited partnership interest in the Operating Partnership and the
1.6 million shares in Crown received for two malls transferred in 1993 are currently held by Crown Investments Trust ("Crown Investments"), by Crown American Investment Company (a subsidiary of Crown Investments), and by members of the Pasquerilla family.

           Simultaneously with the above transactions, the Financing Partnership borrowed approximately $300 million of mortgage debt ( the "Mortgage Loans") secured by its 15 enclosed shopping malls. The $300 million of mortgage debt together with the proceeds of the equity offering were used to retire existing debt contributed with the Properties.

           Crown is a fully-integrated real estate company primarily engaged in the ownership, operation, management, leasing, acquisition, development, redevelopment, expansion, renovation and financing of enclosed shopping malls. Crown's revenues are primarily derived under real estate leases with national, regional and local department store and other retailing companies. The Mall Properties currently consist of 25 enclosed shopping malls, including a 50%
partnership  interest  in  Palmer Park Mall (the  "Malls").   Each  Mall  is  an
enclosed shopping mall. All of the Malls have department stores as anchor tenants (the "Anchors"). All of the malls have numerous diversified retail store tenants (the "Mall Stores") which are located along enclosed malls connecting the Anchors. Additional freestanding retail stores (the "Freestanding Stores") are located along the perimeter of the parking areas at 17 of the Malls.

          The total gross leasable area ("GLA") of the 25 Malls is approximately
14.3 million square feet, including Anchors, Mall Stores and Freestanding Stores. As used herein, GLA of a Mall includes the GLA attributable to all Anchors, including seven anchor locations owned by their occupants or other entities. Anchors, Mall Stores and Freestanding Stores account for approximately 58%, 37%, and 5%, respectively, of the total GLA of the Malls. Excluding Freestanding Stores, the Malls range in size from approximately 300,000 to 830,000 square feet of GLA with an average size of approximately 540,000 square feet of GLA. Each Mall has ample surface parking with 19 of the Malls having parking ratios above 5.0 per 1,000 square feet of GLA.

           The Malls are generally located in middle markets where there are relatively few other enclosed shopping malls. Crown's management believes that the Malls have strong competitive positions because 21 are the largest, of which 13 are the only, enclosed regional shopping malls in their respective trade areas. One of Crown's principal business strategies is the ongoing expansion and renovation of its shopping malls to maintain and improve their competitive position and market share.

          Crown also owns (i) an office building in Johnstown, Pennsylvania with approximately 102,500 gross leasable square feet, which serves as Crown's headquarters and is leased to Crown American's hotel division and to third parties ("Pasquerilla Plaza"), (ii) a ground leasehold interest in one parcel of land within a shopping center owned by a third party that is improved with a building consisting of approximately 107,000 square feet of GLA subleased to an anchor department store (the "Anchor Pad"), and (iii) approximately 130 acres of land adjacent to a number of the mall properties which are held for development, ground lease, or sale to third parties.

           As the owner of real estate, Crown is subject to risks arising in connection with the underlying real estate, including defaults under or non-
renewal of tenant leases, tenant bankruptcies, competition, inability to rent unleased space, failure to generate sufficient income to meet operating expenses, as well as debt service, capital expenditures and tenant improvements, environmental matters, financing availability and changes in real estate and zoning laws. The success of Crown also depends upon certain key personnel, Crown's ability to maintain its qualification as a real estate investment trust for federal income tax purposes (a "REIT"), compliance with the terms and conditions of the Mortgage Loans and other debt instruments, and trends in the national and local economy, including income tax laws, governmental regulations and legislation, and population trends.

                                 USE OF PROCEEDS



           Unless otherwise indicated in the Prospectus Supplement accompanying this Prospectus, Crown intends to use the net proceeds from the sale of the
Securities solely for investment purposes in the Operating Partnership. The Board of Trustees may direct the use of such net proceeds for general corporate purposes, which may include, among other things, the acquisition, development and renovation of enclosed shopping malls as suitable opportunities arise, the expansion and improvement of its existing Properties and the repayment of outstanding indebtedness. Pending such uses, the net proceeds from the sale of Securities may be invested in short-term investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

          Crown and its predecessor (prior to Crown's formation in 1993) historically have generated positive cash flows from operating activities. However, after deductions for real estate depreciation and amortization, the computation of the ratios of earnings to fixed charges results in a deficiency in certain periods. For the years ended December 31, 1994 and 1996, Crown's ratios of earnings to fixed charges were 1.40 and 1.11 respectively. For the year ended December 31, 1995 and the quarter ended March 31, 1997 earnings were inadequate to cover fixed charges by approximately $29.25 million and $2.34 million, respectively.

          For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before extraordinary income and minority interest. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of deferred debt issuance costs.

                              DESCRIPTION OF SHARES

           The following summary of the terms of the shares of Crown does not purport to be complete and is subject to and qualified in its entirety by reference to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8") and to Crown's Second Amended and Restated Declaration of Trust, dated August 6, 1993 ("Declaration of Trust") and bylaws. See "Available Information".

General

           Crown's Declaration of Trust authorizes Crown to issue up to 250,000,000 shares of beneficial interest, consisting of 120,000,000 Common
Shares of Beneficial Interest, 5,000,000 Preferred Shares of Beneficial Interest, par value $.01 per share ("Preferred Shares") and 125,000,000 Excess Shares of Beneficial Interest ("Excess Shares"). As of May 7, 1997, 27,678,230 Common Shares of Beneficial Interest were issued and outstanding.

          The Declaration of Trust also provides that, subject to the provisions of any class or series of the shares of beneficial interest of Crown then outstanding and to mandatory provisions of law, the shareholders of Crown shall be entitled to vote only on the following matters: (a) election or removal of trustees of Crown (the "Trustees"); (b) amendment of the Declaration of Trust;
(c)  termination  of  the  existence  of Crown;  (d)  reorganization  of  Crown;
(e) merger, consolidation or share exchange of Crown or the sale or disposition of substantially all Crown's assets; and (f) termination of Crown's status as a real estate investment trust for federal tax purposes. Except with respect to the foregoing matters, no action taken by the shareholders of Crown at any meeting shall in any way bind the Trustees.

           Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the Declaration of Trust provide that no shareholder of Crown will be personally liable for any obligation of Crown. The Declaration of Trust provides that Crown shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that Crown shall reimburse each shareholder for reasonable expenses incurred by him in connection with any such claim or liability. Crown carries public liability insurance which it considers adequate. Accordingly, any risk of personal liability to shareholders should be limited to situations in which the law of another jurisdiction would not respect Maryland's limitation on shareholder liability and then only to the extent that Crown's assets plus its insurance coverage would be insufficient to satisfy the claims against Crown and its shareholders.

Common Shares of Beneficial Interest

           The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Debt Securities or Preferred Shares of Crown. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust.

           Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Holders of Shares are entitled to such distributions as may be declared from time to time by the Trustees in cash or other assets of Crown, in securities of Crown or from any other legally available source as the Trustees shall in their discretion determine.

           Holders  of  the  Common  Shares have no  conversion,  redemption  or preemptive rights to subscribe to any securities of Crown. All outstanding Shares are fully paid and nonassessable by Crown. In the event of any liquidation, dissolution or winding-up of the affairs of Crown, holders of Common Shares will be entitled to share ratably in the assets of Crown remaining after provision for payment of liabilities to creditors and preferential rights of the Preferred Shares.

          The Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, appraisal, or exchange rights.

Common Share Warrants

           Crown may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Securities offered pursuant to any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between Crown and the warrant recipient or, if the recipients are numerous, a warrant agent identified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent, if engaged, will act solely as an agent of Crown in connection with the Common Share Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants. Further terms of the Common Share Warrants and the applicable Warrant Agreements will be set forth in the Prospectus Supplement.

           The applicable Prospectus Supplement will describe the terms of any Common Share Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Common Share Warrants; (2) the aggregate number of such Common Share Warrants; (3) the price or prices at which such Common Share Warrants will be issued; (4) the designation, number and terms of the shares of Common Shares purchasable upon exercise of such Common Share Warrants; (5) the designation and terms of the other Securities with which such Common Share Warrants are issued and the number of such Common Share Warrants issued with such offered Securities; (6) the date, if any, on and after which such Common Share Warrants and the related Common Stock will be separately transferable; (7) the price at which each Common Share purchasable upon exercise of such Common Share Warrants may be purchased; (8) the date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Common Share Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations relevant to a holder of such Common Share Warrants; and (12) any other terms of such Common Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Share Warrants.

           Reference is made to the section above entitled "Common Shares of Beneficial Interest" for a general description of the Common Shares to be acquired upon the exercise of the Common Share Warrants.

Preferred Shares

           The Preferred Shares authorized by the Declaration of Trust may be issued from time to time in one or more series in such amounts and with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption as may be fixed by the Trustees. The following description of the Preferred Shares sets forth certain anticipated general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. Certain other terms of any class or series of Preferred Shares (which terms may be different than those stated below) will be described in the Prospectus Supplement to which such class or series relates. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Prospectus Supplement and Declaration of Trust (including any amendment describing the designations, rights, and preferences of each class or series of Preferred Shares) and bylaws.

Classification or Reclassification of Preferred Shares

           The Declaration of Trust authorizes the Trustees to classify or reclassify any unissued Preferred Shares by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such Preferred Shares.

Rank

          Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Crown, rank (i) senior to all classes or series of Common Shares of Crown, and to all equity and debt securities which are specifically designated as ranking junior to such Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of Crown; (ii) on a parity with all equity and debt securities issued by Crown the terms of which specifically provide that such equity and debt securities rank on a parity with the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of Crown; and (iii) junior to all equity and debt securities issued by Crown the terms of which specifically provide that such equity and debt securities rank senior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of Crown.



Dividends

      Holders of shares of the Preferred Shares of each class or series shall be entitled to receive, when, as and if declared by the Board of Trustees (as defined below) of Crown, out of assets of Crown legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the shares of beneficial interest transfer books of Crown on such record dates as shall be fixed by the Board of Trustees of Crown.



     Dividends on any class or series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the Prospectus Supplement. If the Board of Trustees of Crown fails to declare a dividend payable on a dividend payment date on any class or series of the Preferred Shares for which dividends are noncumulative, then the holders of such class or series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Crown will have no obligation to pay the dividend accrued for such period, whether or not dividends on such class or series are declared payable on any future dividend payment date.



      Unless otherwise specified in the applicable Prospectus Supplement, if any shares of the Preferred Shares of any class or series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of Crown of any other class or series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such class or series for any period unless full dividends (which include all unpaid dividends in the case of cumulative dividend Preferred Shares) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such class or series.



      When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Shares of any class or series and the shares of any other class or series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such class or series, all dividends declared upon shares of Preferred Shares of such class or series and any other class or series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata among the holders of such class or series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such class or series which may be in arrears.



      Until required dividends are paid, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such class or series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Shares or any other capital shares of Crown ranking junior to or on a parity with the Preferred Shares of such class or series as to dividends or upon liquidation, nor shall any Common Shares or any other capital shares of Crown ranking junior to or on a parity with the Preferred Shares of such class or series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Crown
(except by conversion into or exchange for other capital shares of Crown ranking junior to the Preferred Shares of such class or series as to dividends and upon liquidation).



      Any dividend payment made on shares of a class or series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of Preferred Shares of such class or series which remains payable.



Redemption

     If so provided in the applicable Prospectus Supplement, the shares of Preferred Shares will be subject to mandatory redemption or redemption at the option of Crown, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.



           The Prospectus Supplement relating to a class or series of Preferred Shares that is subject to mandatory redemption will specify the number of shares of such Preferred Shares that shall be redeemed by Crown in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement. If the redemption price for Preferred Shares of any class or series is payable only from the net proceeds of the issuance of capital shares of Crown, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable capital shares of Crown pursuant to conversion provisions specified in the applicable Prospectus Supplement.



      So long as any dividends on shares of any class or series of the Preferred Shares of Crown ranking on a parity as to dividends and distributions of assets  with  such class or series of the Preferred Shares are  in  arrears,  no shares of any such class or series of the Preferred Shares of Crown will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and Crown will not purchase or otherwise acquire any such shares. However, the foregoing will not prevent the purchase or acquisition of such shares of Preferred Shares to preserve the status of
Crown or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares of such class or series and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Shares of such class or series and any other shares of Crown ranking on a parity with such class or series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, Crown shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Shares of such class or series (except by conversion into or exchange for shares of Crown ranking junior to the Preferred Shares of such class or series as to dividends and upon liquidation). In addition, the foregoing will not prevent the purchase or acquisition of such shares of Preferred Shares to preserve the status of Crown or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Shares of such class or series.



      If fewer than all of the outstanding shares of Preferred Shares of any class or series are to be redeemed, the number of shares to be redeemed will be determined by Crown and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by Crown.



      Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Shares of any class or series to be redeemed at the address shown on the share transfer books of Crown. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by Crown in trust for the benefit of the holders of Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, such Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such Preferred Shares will terminate, except the right to receive the redemption price.



Liquidation Preference

           Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Crown, then, before any distribution or payment shall be made to the holders of Common Shares, or any other class or series of capital shares of Crown ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of Crown, the holders of each class or series of Preferred Shares shall be entitled to receive out of assets of Crown legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Preferred Shares will have no right or claim to any of the remaining assets of Crown. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of Crown are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of Crown ranking on a parity with the Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.



      If liquidating distributions shall have been made in full to all holders of shares of Preferred Shares, the remaining assets of Crown shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.



Voting Rights

     Holders of the Preferred Shares will not have any voting rights,  except as
set   forth  below or as  otherwise  from time to time  required  by law  or  as indicated in the applicable Prospectus Supplement.



      Any class or series of Preferred Shares may provide that, so long as any shares of such class or series of Preferred Shares remain outstanding, the holders of such class or series may vote as a separate class on certain specified matters, which may include changes in Crown's capitalization, amendments to the Declaration of Trust, and mergers and dispositions.



      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such class or series of Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.



      The provisions of a class or series of Preferred Shares may provide for additional rights, remedies, and privileges if dividends on such class or series are in arrears for specified periods, which rights and privileges will be described in the applicable Prospectus Supplement.



      Under Maryland law, notwithstanding anything to the contrary set forth above, holders of each class or series of Preferred Shares will be entitled to vote upon a proposed amendment to the Declaration of Trust, whether or not entitled to vote thereon by the Declaration of Trust, if the amendment would alter the contract rights, as set forth in the Declaration of Trust, of their shares.



Conversion Rights

     The terms and conditions, if any, upon which shares of any class or series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or Crown, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.



Restrictions On Ownership

      The Preferred Shares will be subject to certain restrictions on ownership as described in the applicable Prospectus Supplement.



Excess Shares

      The Declaration of Trust provides that no holder may own, or be deemed to own under the applicable attribution rules of the Internal Revenue Code of 1986, as amended (the "Code"), shares in excess of the Ownership Limits and that no purported transfer of shares of beneficial interest may be given effect if it results in ownership of all of the outstanding shares of beneficial interest by fewer than 100 persons (the "Ownership Restrictions"). In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of beneficial interest in violation of the Ownership Restrictions, such transfer would be deemed void ab initio and such shares would automatically be exchanged for Excess Shares authorized by the Declaration of Trust, according to rules set forth in the Declaration of Trust, to the extent necessary to ensure that the purported transfer or other event does not result in the ownership of shares of beneficial interest in violation of the Ownership Restrictions.



      Holders of Excess Shares are not entitled to voting rights (except to the extent required by law), dividends or distributions. If, after the purported transfer or other event resulting in an exchange of shares of beneficial interest for Excess Shares and prior to the discovery by Crown of such exchange, dividends or distributions are paid with respect to the shares of beneficial interest that were exchanged for Excess Shares, then such dividends or distributions are to be repaid to Crown upon demand. While outstanding, Excess Shares will be held in trust by Crown for the benefit of the ultimate transferee of an interest in such trust, as described below. While Excess Shares are held in trust, an interest in that trust may be transferred by the purported transferee or other purported holder with respect to such Excess Shares only to a person whose ownership of the shares of beneficial interest will not violate the Ownership Restrictions, at which time the Excess Shares will be automatically exchanged for shares of beneficial interest of the same type and class as the shares of beneficial interest for which the Excess Shares were originally exchanged. The Declaration of Trust contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the shares of beneficial interest for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be turned over to Crown.



      The Declaration of Trust provides that Crown, by notice to the holder thereof, may purchase any or all Excess Shares that have been automatically exchanged for outstanding Common Shares or Preferred Shares as a result of any transfer or other event. The price at which Crown may purchase such Excess Shares shall be equal to the lesser of (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that caused the automatic exchange for such Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of such Shares or Preferred Shares on the date of the automatic exchange for Excess Shares, or (ii) the market price of such Shares or Preferred Shares on the date that Crown accepts such Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by Crown that such shares of beneficial interest have been transferred in violation of the provisions of the Declaration of Trust shall be repaid to Crown upon demand. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Shares may be deemed, at the option of Crown, to have acted as an agent on behalf of Crown in acquiring or holding such Excess Shares and to hold such Excess Shares on behalf of Crown.



Restrictions on Transfer

      For Crown to qualify as a real estate investment trust under the Code, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and certain percentages of Crown's gross income must be derived from particular activities. See "Certainb Federal Income Tax Considerations to Crown of its REIT Election -- Taxation of a REIT" and "-- Requirements for Qualification".



     The Declaration of Trust contains a number of provisions which restrict the ownership and transfer of shares of beneficial interest and which are designed to safeguard Crown against an inadvertent loss of real estate investment trust status. In order to prevent any Crown shareholder from owning shares of beneficial interest of Crown to be held by five or fewer individuals after the offerings, the Declaration of Trust contains Ownership Restrictions that restrict, with certain exceptions, common shareholders from owning, under the applicable attribution rules of the Code, more than 7.5% of the outstanding Common Shares and preferred shareholders from owning more than 9.8% of the outstanding Preferred Shares.



      The trustees of Crown may waive the Ownership Restrictions if evidence satisfactory to the trustees and Crown's tax counsel is presented showing that such waiver will not jeopardize Crown's status as a real estate investment trust under the Code. As a condition of such waiver, the trustees of Crown may require that an intended transferee give written notice to Crown, furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the trustees and/or an undertaking from the applicant with respect to preserving the real estate investment trust status of Crown Any transfer of shares or any security convertible into shares that would (i) create a direct or indirect ownership of shares in excess of the ownership limit, (ii) result in the shares being owned by fewer than 100 persons or (iii) result in Crown being "closely held" within the meaning of Section 856(h) of the Code, will be void with respect to the intended transferee and will result in Excess Shares as described above.



      The Ownership Restrictions will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Restrictions would require an amendment to the
Declaration of Trust. Amendments to the Declaration of Trust require the affirmative vote of holders owning a majority of the shares then outstanding and entitled to vote thereon, except as expressly provided in the Declaration of Trust. In addition to preserving Crown's status as a real estate investment trust, the Ownership Restrictions may have the effect of precluding an acquisition of control of Crown without the approval of the Board of Trustees.



      All certificates representing shares of beneficial interest will bear a legend referring to the restrictions described above.



      All persons who own, directly or by virtue of the applicable attribution provisions of the Code, more than 7.5% of the value of any class of outstanding shares of beneficial interest must file an affidavit with Crown containing the information specified in the Declaration of Trust by January 1 of each year. In addition, each shareholder shall upon demand be required to disclose to Crown in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems necessary to comply with the provisions of the Code applicable to a real estate investment trust, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.



Description of Debt Securities

     Crown may issue Debt Securities under one or more trust indentures (each an "Indenture") to be executed by Crown and one or more trustees (each an "Indenture Trustee") meeting the requirements of a trustee under the Trust Indenture Act of 1939, as amended (the "TIA"). The Indentures will be qualified under the TIA.



     The following description sets forth certain anticipated general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the following description. Forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.



General

      The Debt Securities will be direct obligations of Crown and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt (as defined in the applicable Indenture) of Crown. Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between Crown and an Indenture Trustee.



      Except as set forth in the applicable Indenture and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of Crown or as established in the applicable Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.



           The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:



          (1) the title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;



          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;



          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares or Preferred Shares, or the method by which any such portion shall be determined;



          (4) if convertible, any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares into which such Debt Securities are convertible;



          (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;



          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;



          (7) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;



          (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon Crown in respect of such Debt Securities and the applicable Indenture may be served;



          (9) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of Crown, if Crown is to have such an option;



          (10) the obligation, if any, of Crown to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;



          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;



          (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;



          (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;



          (14) any provisions for collateral security for repayment of such Debt Securities;



          (15) whether such Debt Securities will be issued in certificated and/or book-entry form;



          (16) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form the denominations thereof and terms and conditions relating thereto;



          (17)    the   applicability,  if  any,  of  defeasance  and   covenant
     defeasance provisions of the applicable Indenture;



          (18) the terms, if any, upon which such Debt Securities may be convertible into Common Shares or Preferred Shares of Crown and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;



          (19) whether and under what circumstances Crown will pay additional amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether Crown will have the option to redeem such Debt Securities in lieu of making such payment; and



          (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.



      The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.



           Except as set forth in the applicable Indenture, the applicable Indenture will not contain any provisions that would limit the ability of Crown to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving Crown or in the event of a change of control. Restrictions on ownership and transfers of Crown's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of Crown that are described below, including any addition of a covenant or other provision providing event risk or similar protection.



Merger, Consolidation Or Sale

           It is expected that each Indenture will provide that Crown may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (a) either Crown shall be the continuing corporation, or the successor corporation (if other than Crown) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any), and interest on, all of the applicable Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Crown or any subsidiary as a result thereof as having been incurred by Crown or such subsidiary at the time of such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee.



Covenants

           Each Indenture will contain covenants requiring Crown to take certain actions and prohibiting Crown from taking certain actions. The covenants with respect to any series of Debt Securities will be described in the Prospectus Supplement relating thereto.



Events Of Default, Notice And Waiver

           Each Indenture will describe specific "Events of Defaults" with respect to any series of Debt Securities issued thereunder. Such "Events of
Defaults" are likely to include (with grace and cure periods): (i) default in the payment of any installment of interest on any Debt Security of such series;
(ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any required sinking fund payment for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of Crown contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for a specified period of days after written notice as provided in the applicable Indenture; (v) default in the payment of specified amounts of indebtedness of Crown or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled and (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or Trustee of Crown or any subsidiary or either of its property.



           If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Indenture Trustee or the holders of not less than 25% of the principal amount of the outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amounts may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to Crown (and to the applicable Indenture Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Indenture Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) Crown shall have deposited with the applicable Indenture Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Indenture Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. Each Indenture also will provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.



           Each Indenture Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Indenture Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Indenture Trustee consider such withholding to be in the interest of such holders.



           Each Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of a Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.



          Subject to provisions in each Indenture relating to its duties in case of default, no Indenture Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Indenture Trustee, or of exercising any trust or power conferred upon such Indenture Trustee. However, an Indenture Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.



           Within 120 days after the close of each fiscal year, Crown will be required to deliver to each Indenture Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.



Modification Of The Indentures

           It is anticipated that modifications and amendments of an Indenture may be made by Crown and the Indenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each series of the outstanding Debt Securities issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such Debt Securities affected thereby:
(1) change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such Debt Security; (2) reduce the principal amount of (or premium, if any) or the interest, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (3) change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any such Debt Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (5) reduce the above-stated percentage of holders of Debt Securities necessary to modify or amend the Indenture; or (6) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults. A record date may be set for any act of the holders with respect to consenting to any amendment.



           The holders of not less than a majority in principal amount of outstanding Debt Securities of each series affected thereby will have the right to waive compliance by Crown with certain covenants in such Indenture.



           Each Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series to take permitted action.



Redemption Of Securities

           Each Indenture will provide that the Debt Securities may be redeemed at any time at the option of Crown, in whole or in part, for certain reasons intended to protect Crown's status as a REIT. Debt Securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable Prospectus Supplement.



           From and after notice has been given as provided in the applicable Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt
Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the Debt Securities will be to receive payment of the Redemption Price.



Conversion Of Securities

           The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or Crown, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining Crown's REIT status.



Subordination

           Upon any distribution to creditors of Crown in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Securities. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default in Senior Securities exists that permits the holders of such Senior Securities to accelerate their maturity and the default is the subject of judicial proceedings or Crown receives notice of the default. After all Senior Securities are paid in full and until the Subordinated Securities are paid in full, holders of Subordinated Securities will be subrogated to the right of holders of Senior Securities to the extent that distributions otherwise payable to holders of Subordinated Securities have been applied to the payment of Senior Securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of Crown may recover more, ratably, than holders of Subordinated Securities. If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Securities outstanding as of the end of Crown's most recent fiscal quarter.





                     CERTAIN PROVISIONS OF MARYLAND LAW AND

                  THE COMPANY'S DECLARATION OF TRUST AND BYLAWS



           The following paragraphs summarize certain provisions of Maryland law and Crown's Declaration of Trust and bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to Crown's Declaration of Trust and bylaws.



General

          As a Maryland real estate investment trust, Crown is governed by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8") and certain other provisions of the Annotated Code of Maryland. The following discussion summarizes certain provisions of Maryland law and Crown's Declaration of Trust and bylaws. This discussion does not purport to be complete and is subject to and qualified in its entirety by reference to Title 8 and also to the Declaration of Trust and bylaws of Crown. Copies of these documents have been filed as exhibits to the Registration Statement of which this Prospectus is a part.



           Certain provisions of the Declaration of Trust and the bylaws described in this Section could make more difficult the acquisition of Crown by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Crown to negotiate first with the Board of Trustees as defined below. Crown believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms.



Staggered Board of Trustees

           Crown's Declaration of Trust and bylaws provide that the board of Trustees will be divided into three classes of Trustees, each class constituting approximately one-third of the total number of Trustees and with the classes serving staggered three-year terms (the "Board of Trustees"). The classification of Trustees will have the effect of making it more difficult for shareholders to change the composition of the Board of Trustees. Crown believes, however, that the longer time required to elect a majority of a classified Board of Trustees will help to ensure continuity and stability of Crown's management and policies.



            The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of Crown's shares of beneficial interest or attempting to obtain control of Crown, even though such an attempt might be beneficial to Crown and its shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their Shares at a higher price than might otherwise be the case.



Number of Trustees; Removal; Filling Vacancies

           Crown's Declaration of Trust provides that, subject to any rights of holders of Preferred Shares to elect additional Trustees under specified circumstances, the number of Trustees of the Declaration of Trust will be fixed by the Board of Trustees, but must consist of not less than three nor more than 15 Trustees. In addition, subject to any rights of holders of Preferred Shares, and unless the Board of Trustees otherwise determines, any vacancy (including a vacancy created by an increase in the number of Trustees) will be filled, at any regular meeting or at any special meeting of the Trustees called for that purpose, by the affirmative vote of a majority of the remaining Trustees, though less than a quorum. Accordingly, the Board of Trustees could temporarily prevent any shareholder from enlarging the Board of Trustees and filling the new Trusteeships with such shareholder's own nominees.



           Crown's Declaration of Trust provides, consistent with Title 8, that, subject to the right of the holders of Preferred Shares to elect additional Trustees under specified circumstances, Trustees may be removed only upon the affirmative vote of holders of at least 66-2/3% of the voting power of all the then outstanding shares entitled to vote generally in the election of Trustees, voting together as a single class.



Meetings of Shareholders

          An annual meeting of the shareholders for the Election of Trustees and the transaction of any business within the powers of Crown will be held during the second quarter of each calendar year at the time set by the Trustees.



          Subject to the rights of the holders of any series of Preferred Shares to elect additional Trustees under specified circumstances, special meetings of the shareholders may be called only by the chairman of the Board of Trustees or by a resolution adopted by a majority of the Trustees, assuming no vacancies.



           All meetings of shareholders shall be held at the principal office of Crown or at such other place within the United States as shall be stated in the notice of the meeting.



No Shareholder Action by Written Consent; Special Meetings

           Crown's Declaration of Trust and the bylaws provide that, subject to the rights of any holders of Preferred Shares to elect additional Trustees under specified circumstances, shareholder action can be taken only at an annual or special  meeting  of  shareholders.  They also prohibit  shareholder  action  by written consent in lieu of a meeting, calling a special meeting or requiring that the Board of Trustees call a special meeting of shareholders. These provisions may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.



Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

           The Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as Trustees or to bring other business before an annual meeting of shareholders of Crown (the "Shareholder Notice Procedure").



           The Shareholder Notice Procedure provides that (i) only persons who are nominated by, or at the direction of, the Board of Trustees, or by a shareholder who has given timely written notice containing specified information to the Secretary of Crown prior to the meeting at which Trustees are to be elected, will be eligible for election as Trustees of Crown and (ii) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the chairman or the Board of Trustees or by a shareholder who has given timely written notice to the Secretary of Crown of such shareholder's intention to bring such business before such meeting. In general, for notice of shareholder nominations or business to be made at an annual meeting to be timely, such notice must be received by Crown not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.



           The purpose of requiring shareholders to give Crown advance notice of nominations and other business is to afford the Board of Trustees a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Trustees, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Bylaws do not give the Board of Trustees any power to disapprove shareholder nominations for the election of Trustees or proposals for action, they may have the effect of precluding a contest for the election of Trustees or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of Trustees or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Crown and its shareholders.



Relevant Factors to be Considered by the Board of Trustees

           The Declaration of Trust provides that in determining what is in the best interest of Crown, a Trustee of Crown shall consider the interests of the shareholders of Crown and, in his or her discretion, may consider (a) the interests of Crown's employees, suppliers, creditors and customers, (b) the economy of the nation, (c) community and societal interests and (d) the long-term as well as short-term interests of Crown and its shareholders, including the possibility that these interests may be best served by the continued independence of Crown. Pursuant to this provision, the Board of Trustees may consider numerous judgmental or subjective factors affecting a proposal, including certain nonfinancial matters, and on the basis of these considerations may oppose a business combination or other transaction which, as an exclusively financial matter, might be attractive to some, or a majority, of Crown's shareholders.



Rights to Purchase Securities and Other Property

           Crown's Declaration of Trust authorizes the Board of Trustees to create and issue rights entitling the holders thereof to purchase from Crown shares of beneficial interest or other securities or property. The times at which and terms upon which such rights are to be issued would be determined by the Board of Trustees and set forth in the contracts or instruments that evidence such rights. This provision is intended to confirm the Board of Trustees' authority to issue share purchase rights, which may have terms that could impede a merger, tender offer or other takeover attempt, or other rights to purchase shares or securities of Crown or any other corporation.



Special Statutory Requirements for Certain Transactions

           Business Combination Statute. The Maryland General Corporation Law ("MGCL") establishes special requirements with respect to "business combinations" between Maryland corporations and "interested shareholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger or other specified transactions between a company and an interested shareholder and requires a super-majority vote for such transactions after the end of such five-year period. This statute is applicable to a Maryland real estate investment trust formed under Title 8.



            "Interested  shareholders"  are  all  persons  owning  beneficially, directly  or  indirectly,  10% or more of the outstanding  voting  shares  of  a
Maryland corporation or real estate investment trust. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested shareholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation or real estate investment trust and an interested shareholder or its affiliates for a period of five years after the date on which the shareholder first became an interested shareholder and thereafter may not be consummated unless recommended by the board of directors of the Maryland corporation or real estate investment trust and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting shares and 66-2/3% of the votes entitled to be cast by all holders of outstanding shares of voting shares other than the interested shareholder. A business combination with an interested shareholder which is approved by the board of directors of a Maryland corporation or real estate investment trust at any time before an interested shareholder first becomes an interested shareholder is not subject to the 5-year moratorium or special voting requirements. An amendment to a Maryland corporation charter (or real estate investment trust declaration of trust) electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting shares and 66-2/3% of the votes entitled to be cast by holders of outstanding shares of voting shares who are not interested shareholders. Any such amendment is not effective until 18 months after the vote of shareholders and does not apply to any business combination of a corporation or real estate investment trust with a shareholder who was an interested shareholder on the date of the shareholder vote. Crown's Board of Trustees has adopted a resolution exempting all business combinations between Crown and any existing or future interested shareholders (or their affiliates) from the provisions of the Business Combination statute to the fullest extent permitted under Maryland Law.



           Control Share Acquisition Statute. The MGCL imposes limitations on the voting rights of shares acquired in a "control share acquisition." This statute is applicable to a Maryland real estate investment trust formed under Title 8. The Maryland statute defines a "control share acquisition" at the 20%, 33-1/3% and 50% acquisition levels, and requires a two-thirds shareholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to shares acquired in a control share acquisition. The statute also requires Maryland corporations or real estate investment trusts to hold a special meeting at the request of an actual or proposed control share acquiror generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person (a) posts a bond for the cost of the meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or by-laws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an "acquiring person statement is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the charter, declaration of trust or bylaws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares which results in the acquiring person having majority voting power, then minority shareholders have appraisal rights. An acquisition of shares may be exempted from the control share statute provided that a charter, declaration of trust or bylaw provision is adopted for such purpose prior to the control share acquisition. Crown's Bylaws exempt all shares of beneficial interest in Crown from this statute to the fullest extent allowed under Maryland law.



          Reference is made to the full text of the foregoing statutes for their entire terms, and the partial summary contained in this Prospectus is not intended to be complete.



Amendment of Declaration of Trust

           Under Title 8 and the Declaration of Trust, the Trustees, by a two-thirds vote, may at any time amend Crown's Declaration of Trust from time to time to enable Crown to qualify as a real estate investment trust under the Code or as a real estate investment trust under Title 8, without the approval of the shareholders. Other amendments require the vote of a majority of the outstanding shares.



Termination of Crown and Real Estate Investment Trust Status

           Crown's Declaration of Trust permits the termination of the Trust by the affirmative vote of the holders of not less than a majority of the outstanding shares at a meeting of shareholders called for that purpose. In addition, the Declaration of Trust permits the Trustees, with the approval of a majority of Crown's shareholders, to terminate the status of the Trust as a real estate investment trust under the Code at any time.



Limitation of Liability

           Pursuant to Title 8 and the Declaration of Trust, the liability of Trustees and officers of Crown to Crown or to any shareholder of Crown for money damages has been eliminated except (a) for actual receipt of an improper personal benefit in money, property or services and (b) for active and deliberate dishonesty established by a final judgment as being material to the cause of action.



Indemnification

           Crown's bylaws require it to indemnify any Trustee, officer or shareholder (a) against reasonable expenses incurred by him in the successful defense (on the merits or otherwise) of any proceeding to which he is made a party by reason of such status or (b) against any claim or liability to which he may become subject by reason of such status unless it is established that (i)
the act or omission giving rise to the claim was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. Crown is also required by its bylaws to pay or reimburse, in advance of a final disposition, reasonable expenses of a Trustee, officer or shareholder made a party to a proceeding by reason of his or her status as such upon receipt of a written affirmation by the Trustee or officer of his or her good faith belief that he or she has met the applicable standard for indemnification under the bylaws and a written undertaking to repay such expenses if it shall ultimately be determined that the applicable standard was not met.



           In addition, Crown has entered into indemnification agreements with each of Crown's officers and Trustees. The indemnification agreements require, among other things, that Crown indemnify its officers and Trustees to the fullest extent permitted by law, and advance to the officers and Trustees all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Crown must also indemnify and advance all expenses incurred by officers and Trustees seeking to enforce their rights under the indemnification agreements, and cover officers and Trustees under Crown's Trustees and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Declaration of Trust, it provides greater assurance to Trustees and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Trustees or by the shareholders to eliminate the rights it provides.



            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees and officers of Crown, Crown has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.



Inspection of Books and Records

           Under Title 8 any shareholder may inspect and copy the bylaws of Crown, minutes of proceedings of shareholders and annual statements of affairs of Crown. In addition, any shareholder of record who owns at least five percent of the outstanding shares of any class of beneficial interest for at least six months will be entitled to inspect and copy Crown's books of account and share ledger and to require Crown to prepare and deliver a verified list of the name and address of, and the number of shares owned by, each shareholder of Crown.



Restrictions on Investment and Use

           Under Title 8, a Maryland real estate investment trust must hold at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash items (including receivables) and may not use or apply land for farming, agriculture, horticulture or similar purposes.





                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

                          TO CROWN OF ITS REIT ELECTION



           The following summary of certain federal income tax considerations to Crown is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his or her particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of
Securities. Certain federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.



EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.



Taxation of a REIT

          Crown has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year commencing December 31, 1993. Crown believes that it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code commencing with such taxable year, and Crown intends to continue to operate in such a manner, but no assurance can be given that it has operated or will continue to operate in such a manner so as to qualify or remain qualified.



           These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.



           In the opinion of Reed Smith Shaw & McClay, counsel to Crown, Crown has been organized in conformity with the requirements for qualification as a REIT, and its method of operation should enable it to meet the requirements for continued qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various factual assumptions relating to the organization and operation of Crown, the Operating Partnership and the lower tier partnerships and is conditioned upon certain representations made by Crown as to factual matters. In addition, this opinion is based upon the factual representations of Crown concerning its business and properties as set forth in this Prospectus and will assume that the actions described in this Prospectus have been completed as described. Moreover, such qualification and taxation as a REIT depends upon Crown's ability to meet, through actual annual operating results, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by such tax counsel to Crown.
Accordingly, no assurance can be given that the actual results of Crown's operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative or administrative action at any time.



           If Crown qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, Crown will be subject to federal income tax as follows: First, Crown will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, Crown may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Crown has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Crown has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if Crown should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Crown fails the 75% or 95% test multiplied by (b) a fraction intended to reflect Crown's profitability. Sixth, if Crown should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and
(iii) any undistributed taxable income from prior periods, Crown would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to an asset (a "Built-In Gain Asset") acquired by Crown from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-In Gain Asset in the hands of Crown is determined by reference to the basis of the asset in the hands of the C corporation, if Crown recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by Crown, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over
(b) Crown's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate tax pursuant to Internal Revenue Service ("IRS") regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that Crown will make an election pursuant to IRS Notice 88-19.



Requirements for Qualification

           The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more Trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to
(4),  inclusive, must be met during the entire taxable year and  that  condition
(5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months.



      The Declaration of Trust provides for restrictions regarding transfer of its shares, in order to assist Crown in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are described in "Description of Shares" -- "Restrictions on Transfer."



     Crown does not intend to have any subsidiaries that are not "qualified REIT subsidiaries." Code Section 856 (i) provides that a corporation which is a
"qualified real estate investment trust subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified real estate investment trust subsidiary" shall be treated as assets, liabilities, and such items (as the case may be) of the real estate investment trust. Thus, in applying the requirements described herein, Crown's "qualified real estate investment trust subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of Crown.



     In the case of a REIT which is a partner in a partnership, IRS regulations provide that Crown will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of Crown for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, Crown's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the Financing Partnership are treated as assets, liabilities and items of income of Crown for purposes of applying the requirements described herein. A summary of the rules governing the Federal income taxation of partnerships and their partners is provided below in "Tax Aspects of the Operating Partnership." Crown has direct control of the Operating Partnership and has and will continue to operate it consistent with the requirements for qualification as a REIT.



           In order to maintain qualification as a REIT, Crown annually must satisfy three gross income requirements. First, at least 75% of Crown's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property"
and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of Crown's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of shares or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of shares or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of Crown's gross income (including gross income from prohibited transactions) for each taxable year.



           Rents received by Crown will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if Crown, or an actual or constructive owner of 10% or more of Crown, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," Crown generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom Crown derives no revenue. Crown may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Crown has not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above or unless the Board of Trustees determines in its discretion that the rent received on such property is not material and will not jeopardize Crown's status as a REIT), (ii) rent any property to a Related Party Tenant (unless the Board of Trustees determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize Crown's status as a REIT) or (iii) directly perform services considered to be rendered to the occupant of property.



           The Operating Partnership provides certain services with respect to Crown's properties that may not satisfy the "independent contractor" requirements described above. Crown has obtained a ruling from the IRS that the provision of such services will not cause the rents received with respect to Crown's properties to fail to qualify as "rents from real property."



           The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.



           Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from the transaction is subject to a 100% tax). The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Operating Partnership and Crown believe that no asset owned by the Operating Partnership, Financing Partnership or Crown is held for sale to customers and that the sale of any such property and associated property will not be in the ordinary course of business of the Operating Partnership, Financing Partnership or Crown. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Complete assurance cannot be given, however, that Crown can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business" with the result that Crown may be subject to the 100% tax described above on income or gain, if any, from such sales.



           If Crown fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if Crown's failure to meet such tests was due to reasonable cause and not due to willful neglect, Crown attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Crown would be entitled to the benefit of these relief provisions. As discussed above in "Taxation of a REIT," even if these relief provisions apply, a tax would be imposed with respect to the excess of 75% or 95% of Crown's gross income over Crown's qualifying income in the relevant category, whichever is greater.



           Crown, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Crown's total assets (including its allocable share of the assets held by the Operating Partnership) must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which Crown owns an interest and (ii) shares or debt instruments held for not more than one year purchased with the proceeds of a share offering or long-term (at least five years) debt offering of Crown), cash, cash items and government securities. Second, not more than 25% of Crown's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Crown may not exceed 5% of the value of Crown's total assets and Crown may not own more than 10% of any one issuer's outstanding voting securities.



           As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a real estate investment trust is prohibited by the asset tests. However, if Crown's subsidiaries are "qualified real estate investment trust subsidiaries" as defined in the Code, such subsidiaries will not be treated as separate corporations for federal income tax purposes. Thus, Crown's ownership of the shares of a "qualified real estate investment trust subsidiary" will not cause Crown to fail the asset tests.



           Crown, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of Crown's "REIT taxable income" (computed without regard to the dividends paid deduction and Crown's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if Crown disposes of any Built-In Gain Asset during its Recognition Period, Crown will be required, pursuant to IRS regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Crown timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Crown does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Crown believes it has made and intends to make timely distributions sufficient to satisfy these annual distribution requirements.



           It is possible that, from time to time, Crown may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at Crown taxable income. Further, it is possible that, from time to time, Crown may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds its allocable share of cash attributable to that sale. As such, Crown may have less cash available for distribution than is necessary to meet its annual 95% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income. To meet the 95% distribution requirement necessary to qualify as a real estate investment trust or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, Crown may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable share dividends. Any such borrowings for the purpose of making distributions to shareholders are required to be arranged through the Operating Partnership.



          Under certain circumstances, Crown may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Crown's deduction for dividends paid for the earlier year. Thus, Crown may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Crown will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.



          Crown's taxable income (before the dividends paid deduction), however, for the years ended December 31, 1996, 1995 and 1994 was approximately $3.6 million, $2.8 million and $7.4 million, respectively. These amounts differ significantly from net income (loss) as reported in Crown's consolidated financial statements for the same periods. Primarily due to this difference and to the availability in 1996 of $16.5 million excess distributions carry forward, which arose in prior years, Crown was not required to make any distributions in 1996 in order to satisfy the dividend distribution test required to maintain its REIT status for that year. In 1996 Crown continued to follow its practice of paying regular quarterly dividends to its shareholders in the amount of $.20 per share. Crown estimates it will have approximately $22.5 million in excess dividend distribution carry forwards at December 31, 1996, which can be used to satisfy the dividend distribution test in 1997 or subsequent years.



           Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a real estate investment trust, Crown must maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its shares. Crown intends to comply with such requirements.



Failure To Qualify

           If Crown fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Crown will be subject to tax
(including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Crown fails to qualify will not be deductible by Crown nor will they be required to be made. As a result, Crown's failure to qualify as a REIT would reduce the cash available for distribution by Crown to its shareholders. In addition, if Crown fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of Crown's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Crown will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Crown would be entitled to such statutory relief.



Taxation of Taxable Domestic Shareholders

     As long as Crown qualifies as a real estate investment trust, distributions made to Crown's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Crown's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be currently taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholders shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by Crown in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Crown and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Crown during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Crown.



     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from Crown required to be treated by such shareholder as long-term capital gain.



Backup Withholding

     Crown will report to its U.S. shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide Crown with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Crown may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to Crown. See "Taxation of Foreign Shareholders."



Taxation of Tax-Exempt Shareholders

          In general, a shareholder that is a tax-exempt entity not subject to tax on its investment income will not be subject to tax on distributions from Crown. In Revenue Ruling 66-106, 1966-1 C.B. 151, the IRS ruled that amounts distributed as dividends by a REIT do not constitute "unrelated business taxable income" as defined in the Code ("UBTI") when received by a qualified plan.
Based on that ruling, regardless whether Crown incurs indebtedness in connection with the acquisition of properties, distributions paid by Crown to a shareholder that is a tax-exempt entity will not be treated as UBTI, provided that (i) the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares otherwise are not used in an unrelated trade or business of the tax-exempt entity and (ii) Crown is not a pension-held REIT. This applies to a shareholder that is an organization that qualifies under Code Section 401(a), an IRA or any other tax-exempt organization that would compute UBTI, if any, in accordance with Code Section 512(a)(1). However, if Crown is a pension-held REIT and a qualified plan owns more than 10 percent of Crown, such shareholder will be required to recognize as UBTI that percentage of the dividends that it receives from Crown as is equal to the percentage of Crown's gross income that would be UBTI to Crown if Crown were a tax-exempt entity required to recognize UBTI. A REIT is a pension-held REIT if at least one qualified trust holds more than 25 percent of the value of Crown's shares or one or more qualified trusts, each of whom own more than 10 percent of Crown's shares, hold more than 50 percent of the value of Crown's shares. A tax-exempt shareholder also should be aware that Congress currently is examining the taxation of investment income received by tax-exempt entities including the treatment of income received by such entities from REITs and other pass-through entities and is considering whether to treat income derived from a REIT as UBTI to the extent that Crown has incurred debt to acquire its assets. The Congressional committee conducting this examination has not yet concluded its study.



          For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from Federal income taxation under Code Sections 501(c)(7), (c)(9),
(c)(17) and (c)(20), respectively, income from an investment in Crown will constitute UBTI unless the organization is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in Crown. Such prospective shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.



Taxation of Foreign Shareholders

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.



     Distributions that are not attributable to gain from sales or exchanges by Crown of United States real property interests and not designated by Crown as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Crown. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S.
shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). Crown expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with Crown claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of Crown will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholders shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in Crown, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profit, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of Crown.



     For any year in which Crown qualifies as a real estate investment trust, distributions that are attributable to gain from sales or exchanges by Crown of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. Crown is required by applicable Treasury Regulations to withhold 34% of any distribution that could be designated by Crown as a capital gains dividend. This amount is creditable against the Non-U.S. Shareholder FIRPTA tax liability. If Crown designates prior distributions as capital gains dividends, then subsequent distributions up to the amount of such prior distributions will be treated as capital gains dividends for purposes of withholding.



     Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if Crown is a "domestically controlled real estate investment trust," defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the shares were held directly or indirectly by foreign persons. It is currently anticipated that Crown will be a "domestically controlled real estate investment trust," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).



     If the proceeds of a disposition of Shares are paid by or through a United States office of a broker, the payment is subject to information reporting and to backup withholding unless the disposing non-U.S. shareholder certifies as to his name, address and non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. United States information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States of a broker that is either (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) a "controlled foreign corporation" for United States federal income tax purposes, and (ii) the broker fails to initiate documentary evidence that the shareholder is a non-U.S. shareholder and that certain conditions are met or that the non-U.S. shareholder otherwise is entitled to an exemption.



Other Tax Consequences

     Crown and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Crown and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Crown.



Tax Aspects of the Operating Partnership

     The following discussion summarizes certain federal income tax considerations applicable solely to Crown's investment in the Operating Partnership and represents the view of Reed Smith Shaw & McClay. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.



Classification as a Partnership

           Crown is entitled to include in its income its distributive share of the Operating Partnership's income and to deduct its distributive share of the Operating Partnership's losses only if the Operating Partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation.



          For taxable periods prior to January 1, 1997, an organization formed as a partnership was treated as a partnership rather than as a corporation for federal income tax purposes only if it possessed no more than two of the four corporate characteristics that the Treasury Regulations used to distinguish a partnership from a corporation. These four characteristics were continuity of life, centralization of management, limited liability, and free transferability of interests. Although neither the Operating Partnership nor the Financing Partnership requested a ruling from the IRS that they would be classified as partnerships for Federal income tax purposes, rather than as associations taxable as corporations, at the time of their organization, the partnerships received an opinion of counsel that based on the provisions of the respective partnership agreements of the Operating Partnership and the Financing Partnership, and certain factual assumptions and representations as to each of them, the Operating Partnership and the Financing Partnership would be treated as partnerships for federal income tax purposes and not as associations taxable as corporations. Effective January 1, 1997, newly promulgated Treasury Regulations (the "Regulations") eliminated the four-factor test described above and, instead, permit partnerships and other non-corporate entities to be taxed as partnerships for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. Under those Regulations, both the Operating Partnership and the Financing Partnership will be classified as partnerships for federal income tax purposes unless an affirmative election is made by the entity to be taxed as a corporation. Crown has represented that no such election has been made, or is anticipated to be made, on behalf of the Operating Partnership or the Financing Partnership. Under a special transitional rule in the Regulations, the IRS will not challenge the classification of an existing entity such as the Operating Partnership or the Financing Partnership for periods prior to January 1, 1997 if: (i) the entity has a "reasonable basis" for its classification; (ii) the entity and each of its members recognized the federal income tax consequences of any change in classification of the entity made within the 60 months prior to January 1, 1997; and (iii) neither the entity nor any of its members had been notified in writing on or before May 8, 1996 that its classification was under examination by the IRS. Neither the Operating Partnership nor the Financing Partnership changed their classification within the 60-month period preceding May 8, 1996, nor was either of them notified that its classification as a partnership for federal income tax purposes was under examination by the IRS. Therefore, in reliance upon the assumption that the Operating Partnership and the Financing Partnership were properly classified as partnerships, the classification of the Operating Partnership and the Financing Partnership should not be subject to challenge for any period prior to January 1, 1997.



     If for any reason the Operating Partnership or the Financing Partnership was taxable as a corporation rather than as a partnership for federal income tax purposes, Crown would not be able to satisfy the income and asset requirements for real estate investment trust status. In addition, any change in the status of the Operating Partnership or the Financing Partnership for tax purposes might be treated as a taxable event, in which case Crown might incur a tax liability without any related cash distribution. Further, items of income and deduction of the Operating Partnership or the Financing Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. The Operating Partnership or the Financing Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.



     Income Taxation of the Operating Partnership and Its Partners:

     Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, Crown will be required to take into account its allocable share of the Operating Partnership's income, gains, losses, deductions, and credits for any taxable year of the Operating Partnership ending within or with the taxable year of Crown, without regard to whether Crown has received or will receive any distribution from the Operating Partnership.



     Operating Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.



     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.



     Tax  Allocations  With  Respect  to Contributed  Properties.   Pursuant  to
Section  704(c)  of the Code, income, gain, loss, and deduction attributable  to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Partnership Agreement requires allocations of income, gain, loss, and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. The Treasury Department recently proposed regulations (the "Section 704(c) Regulations") requiring partnerships to use a "reasonable method" for allocating items affected by Section 704(c) of the Code and outlining three reasonable allocation methods. The application of Section 704(c) to the Operating Partnership and the Financing Partnership is not entirely clear and may be affected by Treasury Regulations which may be promulgated in the future.



     Basis in Operating Partnership Interest. Crown's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by Crown, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and the Financing Partnership and
(iii) will be reduced, but not below zero, by Crown's allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed to Crown, and by constructive distributions resulting from a reduction in Crown's share of indebtedness of the Operating Partnership and the Financing Partnership.



     If the allocation of Crown's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of Crown's partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce Crown's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in Crown's share of the nonrecourse indebtedness of the Operating Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce Crown's adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to Crown. Such distributions and constructive distributions will normally be characterized as a capital gain, and if Crown's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gains.



     Depreciation Deductions Available to the Operating Partnership and the Financing Partnership.



     The Operating Partnership and the Financing Partnership were formed in 1993 principally by way of contributions of property interests. Crown, the Operating Partnership and the Financing Partnership, as applicable, compute depreciation for federal income tax purposes using the historic depreciation schedules pursuant to which each Property (except for Oak Ridge Mall, Shenango Valley Mall, Middletown Mall and Wyoming Valley Mall) was depreciated using various methods of depreciation that were determined at the time each Property was placed in service. With respect to Oak Ridge Mall, Shenango Valley Mall,
Middletown Mall and Wyoming Valley Mall, the Operating Partnership computes depreciation for federal income tax purposes using the alternative cost recovery system method based on useful lives of 40 years for buildings and improvements and 7 years for equipment and fixtures, and for accounting purposes using the straight-line method based on useful lives of 40 years for buildings and improvements and 7 years for equipment and fixtures.



     Section 704 (c) of the Code may affect allocations of depreciation and gain or loss on all of the Properties contributed to the Operating Partnership or the Financing Partnership.



     Sale of the Operating Partnership's Property

     Generally, any gain realized by the Operating Partnership or the Financing Partnership on the sale of property held by the Operating Partnership or the Financing Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any unrealized gain attributable to the excess of the fair market value of the shopping center interests over their adjusted tax bases at the time of contribution to the Operating Partnership ("Pre-Contribution Gain") must, when recognized by the Operating Partnership, be allocated to Crown Investments under Section 704(c) of the Code and Treasury Regulations promulgated thereunder. As noted above, in connection with the contribution of the interests in the Properties with respect to which there is Pre-Contribution Gain, the Operating Partnership will allocate to Crown depreciation which is disproportionately greater than Crown's ownership in the Operating Partnership.



     As a result of the foregoing, in the event of the disposition of any of Crown's properties which have Pre-Contribution Gain, all income attributable to such Pre-Contribution Gain will be allocated to Crown Investments, and Crown will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the offerings and gain in an amount no greater than the amount in which Crown has been allocated depreciation deductions from the Operating Partnership disproportionately greater than Crown's percentage interest in the Operating Partnership pursuant to Section 704(c) of the Code. The decision relating to the potential sale of any such property will be made by the independent Trustees of Crown if the sale would result in a disproportionately higher taxable income for Crown Investments than for Crown (after taking into account Crown Investments' use of its then available losses or loss carry forwards).



     Crown's share of any gain realized on the sale of any property held by the Operating Partnership, the Financing Partnership or Crown as inventory or other property held primarily for sale to customers in the ordinary course of Crown's Operating Partnership's or the Financing Partnership's trade or business will however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income will also have an adverse effect upon Crown's ability to satisfy the income tests for real estate investment trust status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of Crown's, the Operating Partnership's or the Financing Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Crown, the Operating Partnership and the Financing Partnership intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating their properties (and other shopping centers) and to make such occasional sales of properties, including peripheral land, as are consistent with the investment objectives of Crown, the Operating Partnership and the Financing Partnership.



                              PLAN OF DISTRIBUTION



           Crown may sell Securities through underwriters for public offer and sale by them, and also may sell the Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.



           Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. Crown also may, from time to time, authorize underwriters acting as Crown's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from Crown in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.



           Any underwriters or agents in connection with an offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with Crown, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.



           If so indicated in the applicable Prospectus Supplement, Crown will authorize underwriters or other persons acting as Crown's agents to solicit offers by certain institutions to purchase Securities from Crown at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of Crown. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, Crown shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by delayed delivery contracts.



                                     EXPERTS



           The consolidated financial statements and schedules of Crown American Realty Trust incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing, in giving said reports.



                                  LEGAL MATTERS



          Certain legal matters will be passed upon for Crown by Reed Smith Shaw & McClay, Pittsburgh, Pennsylvania.



NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.



                                TABLE OF CONTENTS





PRELIMINARY PROSPECTUS

AVAILABLE INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

CROWN

USE OF PROCEEDS

RATIO OF EARNINGS TO FIXED CHARGES

DESCRIPTION OF SHARES

CERTAIN PROVISIONS OF MARYLAND LAW AND CROWN'S DECLARATION OF TRUST AND
BYLAWS

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO CROWN OF ITS REIT ELECTION

PLAN OF DISTRIBUTION

EXPERTS

LEGAL MATTERS



                           CROWN AMERICAN REALTY TRUST


                                   PROSPECTUS


                                  MAY 12, 1997


                                     Part II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the Securities registered hereby:



SEC Registration Fee                  $90,909

NASD Filing Fee                             *

Printing and Mailing Costs                  *

Legal Fees and Expenses                     *

Accounting Fees and Expenses                *

Blue Sky Fees and Expenses
 (including Fees of Counsel)                *

Transfer Agent and Registrar Fees           *

Miscellaneous                               *

Total                                       *


* To be completed by amendment.



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Crown's Declaration of Trust provides that the liability of the Trustees and officers of Crown for money damages shall be eliminated to the maximum extent permitted by Maryland law. Under current Maryland law respecting real estate investment trusts, the Trustees of Crown are liable to Crown or the shareholders for acts or omissions that constitute bad faith, willful misfeasance, gross negligence or reckless disregard of their duties. Maryland law permits a real estate investment trust formed in Maryland to limit, by provision in its declaration of trust, the liability of Trustees and officers so that no Trustee or officer of Crown shall be liable to Crown or any shareholder for money damages except for the liability of a Trustee or officer resulting from (i) acts or omissions involving active and deliberate dishonesty established by a final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services. Crown's Declaration of Trust has incorporated these statutory provisions.



     Crown's Declaration of Trust requires it to indemnify (a) any Trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and (b) any present or former Trustee or officer against any claim or liability unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, Crown's bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former Trustee or officer made a party to a proceeding by reason of his or her status as a Trustee or officer, provided that Crown shall have received (i) a written affirmation by the Trustee or officer of his or her good faith belief that he has met the standard of conduct necessary for indemnification by Crown as authorized by the bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by Crown if it shall ultimately be determined that the standard of conduct was not met. Crown's bylaws also (i) permit Crown to provide indemnification and advance of expenses to a present or former Trustee or officer who served a predecessor of Crown in such capacity, and to any employee or agent of Crown or a predecessor of Crown, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law ("MGCL") for directors of Maryland corporations and permit Crown to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL for directors of Maryland corporations. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees and officers of Crown pursuant to the foregoing provisions or otherwise, Crown has been advised that, although the validity and scope of the governing statute has not been tested in court in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.



ITEM 16.  EXHIBITS

          Item                                    Description

     1.1  Form of Underwriting Agreement for Equity Securities (1)

     1.2  Form of Underwriting Agreement for Debt Securities (1)

     3.1  Declaration of Trust (3)

     3.2  Bylaws (3)

     4.1  Form of Senior Indenture (1)

     4.2  Form of Subordinated Indenture (1)

     4.3  Form of Debt Security (1)

     4.4  Form of Common Share Warrant Agreement (1)

     4.5  Form of Articles Supplementary for the Preferred Shares (1)

     4.6  Form of Preferred Share Certificate (1)

     5    Opinion of Reed Smith Shaw & McClay as to validity of the
          Securities (1)

     8    Opinion of Reed Smith Shaw & McClay regarding tax matters (1)

     12 Computation of Crown's Ratio of Earnings to Fixed Charges and Preferred Shares Dividend (2)

     23.1 Consent of Reed Smith Shaw & McClay (2)

     23.2 Consent of Arthur Andersen LLP (2)

     24   Powers of Attorney (included in signature page hereto) (2)

     25   Statement of Eligibility of Trustee on Form T-1 (1)

     (1)  To be filed by amendment or incorporated by reference.

     (2)  Filed herewith.

     (3) Filed as an Exhibit to Crown's Registration Statement on Form S-11, effective as of August 9, 1993.


ITEM 17.  UNDERTAKINGS

    (a)  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


          (i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;



provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.



       (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.



       (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.



       The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.



       The undersigned Registrant hereby further undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.



       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES



          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johnstown, Commonwealth of Pennsylvania on May 12, 1997.

CROWN AMERICAN REALTY TRUST

By:  /s/ Frank J. Pasquerilla
Frank J. Pasquerilla
Chairman and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Each person whose signature appears below hereby constitutes and appoints John M. Kriak and Ronald R. Rusinak, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

       SIGNATURE                  TITLE                DATE



/s/ Frank J. Pasquerilla  Chairman of the Board   May 12, 1997
                          of Trustees and Chief
Frank J. Pasquerilla      Executive Officer

/s/ Mark E. Pasquerilla   President and Trustee   May 12, 1997

Mark E. Pasquerilla

/s/ John M. Kriak         Executive Vice          May 12, 1997
                          President, Chief
John M. Kriak             Financial Officer
                          (Principal Financial
                          Officer) and Trustee


/s/ Terry L. Stevens      Senior Vice President-  May 12, 1997
                          Finance and Chief
Terry L. Stevens          Accounting Officer

*                         Trustee                 May 12, 1997
Clifford A. Barton

*                         Trustee                 May 12, 1997
Donald F. Mazziotti

*                         Trustee                 May 12, 1997
Margaret T. Monaco

*                         Trustee                 May 12,, 1997
Zachary L. Solomon



*By:  /s/ John M. Kriak
       John M. Kriak
       as Attorney-in-Fact

EXHIBIT 12



CROWN AMERICAN REALTY TRUST

Ratio of Earnings to Fixed Charges



                                                        August   Pro-Forma (2) -
                                                          17          Twelve
                   Quarter                                to      Months ended
                   Ended            Years Ended        December December January
                   March 31,        December 31,          31,      31,      31,
                    1997      1996    1995     1994      1993    1993    1993
                                      (3)                (1)

Income (loss) before
extraordinary
 items and minority  $(1,703) $ 8,504 $(26,645) $19,049 $ 7,203 $10,707 $ 9,457
 interest

Add:
Interest on            10,511  41,480   39,307  32,991   12,478  33,736  33,284
 indebtedness
Amortization of debt      849   3,857    3,616   3,249      975   2,819   3,085
 issuance costs
Estimated portion of       80     303      324     377      102     389     408
rental expense
 representative of
 the interest factor
Undistributed income     (27)   (275)     (24)    (72)    (75)     (22)      66
 of 50% investee
 accounted for under
 the equity method

Total earnings          9,710  53,869   16,578  55,594   20,683  47,629  46,300

Fixed Charges:
Interest on            10,511  41,480   39,307  32,991   12,478  33,736  33,284
 indebtedness
Capitalized interest      609   2,943    2,580   2,987      753   1,673   1,100
Amortization of debt      849   3,857    3,616   3,249      975   2,819   3,085
 issuance costs
Estimated portion of       80     303      324     377      102     389     408
 rental expense
 representative of the
 interest factor

Total fixed charges    12,049  48,583   45,827  39,604   14,308  38,617  37,877


Ratio of earnings         n/a   1.11      n/a     1.40     1.45    1.23    1.22
 available for fixed
 charges to fixed
 charges


Deficiency of        $  2,339     n/a $ 29,249     n/a      n/a     n/a     n/a
 earnings


Notes:

(1) Represents the period from the Company's formation on August 17, 1993 to December 31, 1993.


(2) Pro-forma data represents the earnings and fixed charges of the Company as if the formation of the Company had occurred on February 1,1992 and January 1, 1993, respectively.


(3) Due to a $35.0 million adjustment to the carrying value of a property that was being held for sale in 1995, the Company incurred a loss before extraordinary items and minority interest for 1995. Had this non-cash adjustment not been recorded, the Company's ratio of earnings to fixed charges for 1995 would have been 1.13 to 1.00.



                                                                    Exhibit 23.1



                       Consent of Reed Smith Shaw & McClay

          We consent to the filing of our opinion as an exhibit to be filed by amendment to the registration statement on Form S-3 of Crown American Realty Trust ("Crown") and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission.



                                                        REED SMITH SHAW & McCLAY


Pittsburgh, PA

May 12, 1997

                                                                    Exhibit 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 18, 1997, included in the Crown American Realty Trust 1996 Form 10-K into this registration statement on Form S-3.



                                Arthur Andersen LLP



Washington D.C.,
May 9, 1997


EXHIBIT 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Clifford A. Barton, Trustee of Crown American Realty Trust (the "Company") whose signature appears below constitutes and appoints John M. Kriak and Ronald P. Rusinak, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign the Company's Registration Statement on Form S-3, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact ang agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

May 9, 1997                              /s/ Clifford A. Barton
Date                                     (Name) Clifford A. Barton

                                         Title:  Trustee


POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Donald F. Mazziotti, Trustee of Crown American Realty Trust (the "Company") whose signature appears below constitutes and appoints John M. Kriak and Ronald P. Rusinak, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign the Company's Registration Statement on Form S-3, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securties and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

May 8, 1997                            /s/ Donald F. Mazziotti
Date                                   (Name) Donald F. Mazziotti

                                       Title:  Trustee


POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Margaret T. Monaco, Trustee of Crown American Realty Trust (the "Company") whose signature appears below constitutes and appoints John M. Kriak and Ronald P. Rusinak, and each of them, her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for her and in her name, place and stead, in any and all capacities, to sign the Company's Regiatration Statement on Form S-3, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute and substitutes, may lawfully do or cause to be done by virtue thereof.

May 9, 1997                               /s/ Margaret T. Monaco
Date                                      Margaret T. Monaco

                                          Title:  Trustee

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Zachary L. Solomon, Trustee of Crown American Realty Trust (the "Company") whose signature appears below constitutes and appoints John M. Kriak and Ronald P. Rusinak, and each of them, his true and lawful attorney-in fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign the Company's Registration Statement on Form S-3, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exhcange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hererby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

May 11, 1997                          /s/ Zachary L. Solomon
Date                                  (Name) Zachary L. Solomon

                                      Title:  Trustee